January 27, 2000

Tanaka Funds, Inc.
230 Park Avenue, Suite 960
New York, New York  10169

Gentlemen:

          We are special Maryland counsel to Tanaka Funds, Inc., a Maryland corporation (the "Fund"). We are furnishing this opinion in connection with the filing by the Fund with the Securities and Exchange Commission of Post-Effective Amendment No. 2 under the Securities Act of 1933 to its Registration Statement on Form N-1A covering the Class A, Class B and Class R shares of common stock, $.01 par value per share, of the Fund.

          We have examined copies of (i) the Amended and Restated Articles of Incorporation of the Fund, (ii) the Bylaws of the Fund, (iii) copies of proceedings of the Board of Directors of the Fund with respect to the issuance of the Shares, and (iv) such other documents as we have deemed necessary for the purpose of this opinion. In our review, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us. Based on the foregoing, we are of the opinion that the Shares, upon issuance and payment therefore, in accordance with the then current Prospectuses and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement of the Fund.

                      Very truly yours,

                      Gordon, Feinblatt, Rothman, Hoffberger and Hollander, LLC

                      By:  __/s/___________________
                           Edward E. Obstler, Member